Exhibit 99.1

Trovagene Announces Validation Program for Trans-Renal K-RAS Mutation Detection in Pancreatic Cancer

Company plans to establish comprehensive panel of assays to detect oncogene mutations in the urine of cancer patients

SAN DIEGO, April 30, 2012 /PRNewswire/ — Trovagene, Inc. (Pink Sheets:  TROV.PK), a developer of trans-renal molecular diagnostics, announced today that the Company has successfully completed the analytical development of digital PCR assays for the detection of the most prevalent K-RAS mutations, which are, according to recent estimates, observed in more than 90% of pancreatic cancers (1)-(3), and in 23% of all solid tumors (4). The Company intends to establish and validate the performance of these assays for the detection of K-RAS mutations in the urine of pancreatic cancer patients.  In 2011, the Company reacquired ownership of the worldwide rights and control over its patent estate for transrenal technology, including oncology applications, from Sequenom, Inc. (Nasdaq: SQNM).

Earlier published work by scientific collaborators of the Company (5)-(8) has demonstrated that K-RAS mutations can be more reliably detected in urine, when compared to plasma or biopsy material. Next generation digital PCR platforms now enable the design of oncogene mutation assays which are compatible with the throughput and reliability requirements of a clinical-diagnostic laboratory at acceptable cost levels.

Dr. Riccardo Dalla-Favera, Director of the Institute of Cancer Genetics at Columbia University Medical Center and a member of the Company’s Scientific Advisory Board, comments: “The ability to detect K-RAS mutations in urine holds the promise of a non-invasive method for the early detection of pancreatic cancer, which is currently not available to clinicians and patients.”

“The detection of oncogene mutations from urine could eventually lead to a comprehensive platform for monitoring minimal residual disease and progression of disease in oncology, and also for the early detection of cancer,” stated Antonius Schuh, Ph.D., Trovagene’s CEO. “Clinical utility of and clinical need for such a platform would be highly significant,” he added.

The Company plans to enter into collaborative agreements, providing access to patient samples, with leading endocrine oncology clinical sites in the U.S. by June 2012.

(1)	Almoguera C, Shibata D, Forrester K, et al. Most human carcinomas of the exocrine pancreas contain mutant c-K-ras genes (1998) Cell 53: 549-554.
(2)	Smit V, Boot A, Smits A, et al. KRAS codon 12 mutations occur very frequently in pancreatic adenocarcinomas(1988) NAR 16(16): 7773-7782.

(3)	Zhang C, Guo W, Wu J, et al. Differential high-resolution melting analysis for the detection of K-ras codons 12 and 13 mutations in pancreatic cancer (2011) Pancreas 40(8): 1283-1288.
(4)	Prevalence of KRAS mutations in various cancers. Sanger COSMIC site. http://www.sanger.ac.uk/perl/genetics/CGP/cosmic?action=bygene&ln=KRAS&start=1&end=189&coords=AA:AA
(5)	Serdyuk OI, Botezatu IV, Shelepov VP, et al. Detection of mutant k-ras sequences in the urine of cancer patients (2001) Bull Exp Biol Med. 131(3):283-284.
(6)

Su YH, Wang M, Brenner DE, et al. Human urine contains small, 150 to 250 nucleotide-sized, soluble DNA derived from the circulation and may be useful in the detection of colorectal cancer (2004) J Mol Diagn. 6(2):101-107.

(7)	Su YH, Wang M, Aiamkitsumrit B, et al. Detection of a K-ras mutation in urine of patients with colorectal cancer (2005) Cancer Biomark. 1(2-3): 177-182.
(8)	Su YH, Wang M, Brenner DE, et al. Detection of mutated K-ras DNA in urine, plasma, and serum of patients with colorectal carcinoma or adenomatous polyps (2008) Ann N Y Acad. Sci. 1137: 197-206.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.

Trovagene has a dominant patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in CLL (chronic lymphocytic leukemia) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contacts

Trovagene, Inc.
Stephen Zaniboni
Chief Financial Officer
+1 (858) 496-7466
szaniboni@trovagene.com
http://www.trovagene.com